JOINT VENTURE DISSOLUTION
AGREEMENT

THIS JOINT VENTURE DISSOLUTION AGREEMENT ("Agreement"), made and entered into as of this 31 day of March, 2010 (the “Effective Date”), by and between TOT ENERGY, INC., a Delaware company with its principal place of business at 19950 West Country Club Drive, 8th Floor, Aventura, FL 33180 ("TOT Energy"), SIBBURNEFTESERVIS, LTD., a limited liability company formed pursuant to the laws of the Russian Federation with its principal place of business in Novosybirsk, Russia ("SIBBNS"), TOT SIBBNS, LTD., a limited liability company formed pursuant to the laws of the Russian Federation with its principal place of business in Novosybirsk, Russia, and EVGENI BOGORAD (“Bogorad”).

RECITALS

WHEREAS, on July 16, 2008, the Parties formed a joint venture under the name TOT SIBBNS, LTD (“TOT SIBBNS”) whereby SIBBNS contributed certain assets to TOT SIBBNS pursuant to the terms and conditions of that certain Joint Venture Agreement (the “JV Agreement”). The Parties agree that TOT SIBBNS has not been successful at this endeavor.

WHEREAS, the Parties desire to dissolve the Joint Venture created as TOT SIBBNS, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and other valuable consideration, the sufficiency and receipt are hereby acknowledged, the parties agree as follows:

ARTICLE I

GENERAL PROVISIONS

1.01 Dissolution.  The Parties hereby agree to end the operation of TOT SIBBNS as a joint venture effective as of March 31, 2010 (the “Dissolution Date”).

1.02 Termination.  As of the Effective Date, the terms of the JV Agreement shall be of not further force and effect and the obligations of the Parties thereto shall be governed by this Agreement.

1.03 Transfer of TOT SIBBNS.   TOT Energy shall transfer all right, title and interest it has in TOT SIBBNS to Bogorad (or his designee) at the Closing.

1.04 Consideration.  As consideration for transfer of TOT SIBBNS to Bogorad, Bogorad shall transfer to TOT Energy 3,000,000 shares of the common stock of TOT Energy, Inc. (the “Repurchase Shares”). Along with the stock certificates representing the Repurchase Shares, Bogorad shall deliver to TOT Energy a properly executed and authenticated stock power with a medallion seal or its Russian equivalent.

1.05 Assumption of Liabilities/Indemnification.  TOT SIBBNS shall be responsible for the payment of any outstanding liabilities of TOT SIBBNS, whether or not such liability is now known.  TOT SIBBNS and Bogorad hereby indemnify TOT Energy for any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained arising from the operations of TOT SIBBNS and its business.

1.06 Closing.  The Parties shall schedule a Closing to this Agreement.

(a)	At the Closing, TOT Energy shall deliver to Bogorad:

(i)	Certificate representing ownership interest of 75% of TOT SIBBNS;

(ii)	A resignation letter from each Director that TOT Energy named to the Board of Directors of TOT SIBBNS.

(b)	At the Closing, Bogorad shall deliver to TOT Energy:

(i)	A certificate representing 3,000,000 shares of the common stock of TOT Energy.

(ii)	A properly executed stock power transferring the Repurchase Shares to TOT Energy with a medallion seal or the Russian equivalent that is acceptable to TOT Energy’s transfer agent.

ARTICLE II

OBLIGATIONS OF THE PARTIES

The Parties shall work together to ensure the following are completed and agreed upon:

2.01           Transfer of TOT SIBBNS.  To the extent that there are documents or certificates needed in Russia for Bogorad to affect the transfer of the interest into his name (or an entity that he designates), he may request and TOT Energy shall provide in a reasonable timeframe any such documents.

2.02           Transfer of Repurchase Shares. To the extent that there are documents or certificates required by TOT Energy’s transfer agent in order to effect the transfer of the Repurchase Shares to TOT Energy, Bogorad shall ensure that such documents or certificates are provided in a reasonable time frame.

2.03           Employees.  TOT SIBBNS shall be responsible for all aspects of the employees who have worked for TOT SIBBNS since the formation of the Joint Venture, including without limitation payment of all taxes and benefits that may have accrued.

2.04           Financial Reporting.  TOT SIBBNS shall provide TOT Energy all financial reporting information required by TOT Energy in fulfillment of its reporting obligations with the Securities and Exchange Commission.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.01           Validity.  In the event that any provision of this Agreement shall beheld to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

4.02           Disputes.  Any controversy arising under or relating to the interpretation or implementation of this Agreement or the breach thereof shall be construed under the laws of the State of Florida, USA and shall be settled by binding arbitration in London, England, under the rules of the International Arbitration Association.  The prevailing party in arbitration and litigation shall be entitled to payment for all costs and attorney’s fees (both trial and appellate) incurred by it in regard to the proceedings.

4.03           Integrated Agreement.  This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

4.04           Headings.  The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

4.05           Notices.  Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited with an international courier postage prepaid, certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

4.06           Severability.  Every provision hereof is intended to be severable, and if any term or provision hereof is illegal or invalid for any reason whatsoever or would affect TOT SIBBNS status for income tax purposes, such provision shall be invalid, but such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

4.07           Other Instruments.  The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

4.08           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and shall be binding upon the Party or Parties who executed the same, but all of such counterparts shall constitute one and the same agreement.

4.09           Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

4.10           Amendments/Modifications.  This Agreement may only be amended or modified by a written instrument executed by all Parties hereto and/or bound hereby.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

TOT ENERGY, INC.

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Chief Executive Officer

SIBBURNEFTESERVIS, LTD.

By:	/s/ Evgeni Bogorad
Name:	EVGENI BOGORAD
Title:

TOT ENERGY, INC.

By:	/s/ Evgeni Bogorad
Name:
Title:

EVGENI BOGORAD

By:	/s/ Evgeni Bogorad
Evgeni Bogorad